EXHIBIT 10.28

TRUST AGREEMENT

Between

ZIONS BANCORPORATION

And

FIDELITY MANAGEMENT TRUST COMPANY

ZIONS BANCORPORATION PAYSHELTER 401(K) AND EMPLOYEE STOCK OWNERSHIP
PLAN TRUST

Dated as of July 3, 2006

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TABLE OF CONTENTS

Section 1. Definitions	1

Section 2. Trust	7

Section 3. Exclusive Benefit and Reversion of Sponsor Contributions	8

Section 4. Disbursements	8

Section 5. Investment of Trust	8

(a) Selection of Investments or Investment Options	8

(b) Available Investments or Investment Options	8

(c) Participant Direction	9

(d) Mutual Funds	9
(i) Execution of Purchases and Sales	10
(ii) Voting	10

(e) Sponsor Stock	10
(i) Acquisition Limit	11
(ii) Fiduciary Duty	11
(iii) Purchases and Sales of Sponsor Stock	12
(iv) Execution of Purchases and Sales of Units	13

(v) Securities Law Reports	13
(vi) Voting and Tender Offers	14
(vii) General	16
(viii) Conversion	16

(f) Participant Loans	17

(g) Stable Value Investments	17
(i) Collective Investment Funds Managed by the Trustee	17

(h) Trustee Powers	17

Section 6. Recordkeeping and Administrative Services to be Performed	19

(a) General	19

(b) Accounts	19

(c) Inspection and Audit	19

(d) Notice of Plan Amendment	20

(e) Returns, Reports and Information	20

Section 7. Compensation and Expenses	20

Section 8. Directions and Indemnification	21

(a) Identity of Administrator and Named Fiduciary	21

(b) Directions from Administrator	21

(c) Directions from Named Fiduciary	21

(d) Co-Fiduciary Liability	22

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(e) Indemnification	22

(f) Survival	22

Section 9. Resignation or Removal of Trustee and Termination	23

(a) Resignation and Removal	23

(b) Termination	23

(c) Notice Period	23

(d) Transition Assistance	23

(e) Failure to Appoint Successor	23

Section 10. Successor Trustee	24

(a) Appointment	24

(b) Acceptance	24

(c) Corporate Action	24

Section 11. Resignation, Removal, and Termination Notices	24

Section 12. Duration	25

Section 13. Amendment or Modification	25

Section 14. Electronic Services	25

Section 15. Assignment	27

Section 16. Force Majeure	27

Section 17. Confidentiality	28

Section 18. General	28

(a) Performance by Trustee, its Agents or Affiliates	28

(b) Entire Agreement	28

(c) Waiver	28

(d) Successors and Assigns	29

(e) Partial Invalidity	29

(f) Section Headings	29

(g) Communications	29

(h) Survival	30

(i) Merger	30

Section 19. Use of Data	31

Section 20. Governing Law	31

(a) Massachusetts Law Controls	31

(b) Trust Agreement Controls	31

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Section 21. Plan Qualification	31

SCHEDULES	33
Schedule “A” – Administrative Services	33
Schedule “B” – Fee Schedule	37
Schedule “C” – Investment Options	39
Schedule “D” – Statement of Qualified Status	41
Schedule “E” – Operational Guidelines for Non-fidelity Mutual Funds	42
Schedule “F” – Form 5500 Service	44
Schedule “G” – Available Liquidity Procedures for Unitized Stock Fund	46
Schedule “H” – Cash Dividend Operating Procedures	47

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TRUST AGREEMENT, dated as of the third day of July, 2006, between the ZIONS BANCORPORATION, a Utah corporation, having an office at One South Main Street, Salt Lake City, Utah 84111 (the “Sponsor”), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the “Trustee”).

WITNESSETH:

WHEREAS, the Sponsor is the sponsor of the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”); and

WHEREAS, the Sponsor wishes to establish a single trust to hold and invest assets of the Plan, except for certain non-liquid assets held in the Real Estate Joint Venture, for the exclusive benefit of Participants, as defined herein, in the Plan and their beneficiaries; and

WHEREAS, the Trustee is willing to hold and invest the aforesaid Plan assets, except for the Real Estate Joint Venture, in trust among several investment options selected by the Named Fiduciary, as defined herein; and

WHEREAS, the Sponsor also wishes to have the Trustee perform certain ministerial recordkeeping and administrative functions under the Plan; and

WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan if the services are ministerial in nature and are provided within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1.	Definitions.

The following terms as used in this Trust Agreement have the meaning indicated unless the context clearly requires otherwise:
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1“Administrator”
“Administrator” shall mean the Sponsor, identified in the Plan document as the administrator of the Plan in accordance with section 3(16)(A) of ERISA.

(b)	“Agreement”
“Agreement” shall mean this Trust Agreement, and the Schedules and Exhibits attached hereto, as the same may be amended and in effect from time to time.

(c)	“Available Liquidity”
“Available Liquidity” shall mean the amount of short-term investments held in the Stock Fund decreased by any outgoing cash for expenses then due and obligations for pending stock purchases, and increased by incoming cash (such as contributions) and to the extent credit is available and allocable to the Stock Fund, receivables for pending stock sales.

(d)	“Business Day”
“Business Day” shall mean each day the NYSE is open. The closing of a Business Day shall mean the NYSE’s normal closing time of 4:00 p.m.(ET), however, in the event the NYSE closes before such time or alters its closing time, all references to the NYSE closing time shall mean the actual or altered closing time of the NYSE.

(e)	“Closing Price”
“Closing Price” shall mean either (1) the closing price of the Sponsor Stock on the principal national securities exchange on which the Sponsor Stock is traded or, in the case the Sponsor Stock is traded over the counter, the last sale price of the day; or, if (1) is unavailable, (2) the latest available price as reported by the principal national securities exchange on which the Sponsor Stock is traded or, if the Sponsor Stock is traded over the counter, the last bid price prior to the close of the New York Stock Exchange (generally 4:00 p.m. Eastern time).

(f)	“Code”
“Code” shall mean the Internal Revenue Code of 1986, as it has been or may be amended from time to time.

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(g)	“Confidential Information”
“Confidential Information” shall mean (individually and collectively) proprietary information of the parties to this Trust Agreement, including but not limited to, their inventions, know how, trade secrets, business affairs, prospect lists, product designs, product plans, business strategies, finances, and fee structures.

(h)	“Declaration of Separate Fund”
“Declaration of Separate Fund” shall mean the declaration of separate fund for each fund of the Group Trust.

(i)	“EDT”
“EDT” shall mean electronic data transfer.

(j)	“Electronic Services”
“Electronic Services” shall mean communications and services made available via electronic media.

(k)	“ERISA”
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

(l)	“External Account Information”
“External Account Information” shall mean account information, including retirement savings account information, from third party websites or other websites maintained by Fidelity or its affiliates.

(m)	“FBSLLC”
“FBSLLC” shall mean Fidelity Brokerage Services LLC.

(n)	“Fidelity Mutual Fund”
“Fidelity Mutual Fund” shall mean any investment company advised by Fidelity Management & Research Company or any of its affiliates.

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(o)	“FIFO”
“FIFO” shall mean First In First Out.

(p)	“FIIOC”
“FIIOC” shall mean Fidelity Investments Institutional Operations Company, Inc.

(q)	“Group Trust”
“Group Trust” shall mean a group trust for qualified plans sponsored by the Trustee, Pyramis Global Advisers Trust Company (“PGATC”), or any of their affiliates.

(r)	“In Good Order”
“In Good Order” shall mean in a state or condition acceptable to the Trustee in its sole discretion, which the Trustee determines is reasonably necessary for accurate execution of the intended transaction.

(s)	“Losses”
“Losses” shall mean any and all loss, damage, penalty, liability, cost and expense, including without limitation, reasonable attorney’s fees and disbursements.

(t)	“Mutual Fund”
“Mutual Fund” shall refer both to Fidelity Mutual Funds and Non-Fidelity Mutual Funds.

(u)	“Named Fiduciary”
“Named Fiduciary” shall mean the Sponsor, a fiduciary who is named in the Plan, or who, pursuant to a procedure specified in the Plan, is identified as a fiduciary (i) by a person who is an employer or employee organization with respect to the Plan or (ii) by such an employer and such an employee organization acting jointly.

(v)	“NAV”
“NAV” shall mean Net Asset Value.

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(w)	“NFSLLC”
“NFSLLC” shall mean National Financial Services LLC.

(x)	“Non-Fidelity Mutual Fund”
“Non-Fidelity Mutual Fund” shall mean certain investment companies not advised by Fidelity Management & Research Company or any of its affiliates.

(y)	“NYSE”
“NYSE” shall mean the New York Stock Exchange.

(z)	“Participant”
“Participant” shall mean, with respect to the Plan, any employee, former employee, or alternate payee with an account under the Plan, which has not yet been fully distributed and/or forfeited, and shall include the designated beneficiary(ies) with respect to the account of any deceased employee, former employee, or alternate payee until such account has been fully distributed and/or forfeited.

(a)	“Participant Recordkeeping Reconciliation Period”
“Participant Recordkeeping Reconciliation Period” shall mean the period beginning on the date of the initial transfer of assets to the Trust and ending on the date of the completion of the reconciliation of Participant records.

(a)	“Participation Agreement”
“Participation Agreement” shall mean the participation agreement for the Group Trust.

(cc)	“PIN”
“PIN” shall mean personal identification number.

(m)	“Plan”
“Plan” shall mean the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan.

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(a)	“Plan Administration Manual”
“Plan Administration Manual” shall mean the document which sets forth the administrative and recordkeeping duties and procedures to be followed by the Trustee in administering the Plan, as such document may be amended and in effect from time to time.

(a)	“Plan Sponsor Webstation”
“Plan Sponsor Webstation” shall mean the graphical windows based application that provides current Plan and Participant information including indicative data, account balances, activity and history.

(a)	“Real Estate Joint Venture”
“Real Estate Joint Venture” shall mean those non-liquid Plan assets for which Amegy Bank National Association is both trustee and record keeper.

(a)	“Reporting Date”
“Reporting Date” shall mean the last day of each fiscal quarter of the Plan and, if not on the last day of a fiscal quarter, the date as of which the Trustee resigns or is removed pursuant to Section 9 hereof or the date as of which this Agreement terminates pursuant to Section 11 hereof.

(ii)	“SEC”
“SEC” shall mean the Securities and Exchange Commission.

(a)	“Specified Hierarchy”
“Specified Hierarchy” shall mean the Stock Fund processing order set forth in Schedule “G”, that gives precedence to distributions and withdrawals, and otherwise on a FIFO basis

(a)	“Sponsor”
“Sponsor” shall mean Zions Bancorporation, a Utah corporation, or any successor to all or substantially all of its businesses which, by agreement, operation of law or otherwise, assumes the responsibility of the Sponsor under this Agreement.

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(c)	“Sponsor Stock”
“Sponsor Stock” shall mean the common stock of the Sponsor, or such other publicly traded stock of the Sponsor, or such other publicly-traded stock of the Sponsor’s affiliates as meets the requirements of section 407(d)(5) of ERISA with respect to the Plan.

(mm)	“Stock Fund”
“Stock Fund” shall mean the investment option consisting of Sponsor Stock or primarily of Sponsor Stock and cash or short term liquid investments.

(a)	“Trust”
“Trust” shall mean the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan Trust, being the trust established by the Sponsor and the Trustee pursuant to the provisions of this Agreement.

(a)	“Trustee”
“Trustee” shall mean Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business as described in Section 10(c). The term Trustee shall also include any successor trustee appointed pursuant to Section 10 to the extent such successor agrees to serve as Trustee under this Agreement.

(a)	“VRS”
“VRS” shall mean Voice Response System.

Section 2.	Trust.
The Sponsor hereby establishes the Trust with the Trustee. The Trust shall consist of money and other property acceptable to the Trustee in its sole discretion, as contributed by the Sponsor and transferred from a previous trustee under the Plan, such additional sums of money and other property acceptable to the Trustee in its sole discretion, as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement. The Trustee acknowledges its status as a directed trustee within the meaning of ERISA section 403(a)(1) and acknowledges its fiduciary responsibilities as a directed trustee.

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Section 3.	Exclusive Benefit and Reversion of Sponsor Contributions.

Except as provided under applicable law, no part of the Trust may be used for, or diverted to, purposes other than the exclusive benefit of the Participants in the Plan or their beneficiaries or the reasonable expenses of Plan administration. No assets of the Plan shall revert to the Sponsor, except as specifically permitted by the terms of the Plan.

Section 4.	Disbursements.

The Trustee shall make disbursements as directed by the Participant or the Administrator, as applicable, in accordance with the provisions of the Plan and the Plan Administration Manual. Except as required by applicable law, the Trustee shall have no responsibility to ascertain any direction's compliance with the terms of the Plan (except to the extent the terms of the Plan have been communicated to the Trustee in writing) or of any applicable law or the direction's effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement. The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement.

Section 5.	Investment of Trust.

(a)	Selection of Investments or Investment Options.
The Trustee shall have no responsibility for the selection of investments or investment options under the Trust and shall not render investment advice to any person in connection with the selection of investments or investment options.

(b)	Available Investments or Investment Options.

The Named Fiduciary shall direct the Trustee as to the investments or investment options in which the Trust shall be invested during the Participant Recordkeeping Reconciliation Period and the investment options in which Participants may invest following the Participant Recordkeeping Reconciliation Period.

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The Named Fiduciary may determine to offer as investment options only: (i) Mutual Funds, (ii) Sponsor Stock, (iii) notes evidencing loans to Participants in accordance with the terms of the Plan, and (iv) Collective investment funds maintained by the Trustee for qualified plans.

The Trustee shall be considered a fiduciary with investment discretion only with respect to Plan assets that are invested in collective investment funds maintained by the Trustee for qualified plans.

The investment options initially selected by the Named Fiduciary are identified on Schedule “C” attached hereto. Upon transfer to the Trust, Plan assets will be invested in the investment option(s) as directed by the Sponsor. The Named Fiduciary may add additional investment options with the consent of the Trustee to reflect administrative considerations, including but not limited to platform incapability, and upon mutual amendment of this Agreement, and the Schedules thereto, to reflect such additions.

(c)	Participant Direction.
As authorized under the Plan, each Participant shall direct the Trustee in which investment option(s) to invest the assets in the Participant's individual accounts. Such directions may be made by Participants by use of the telephone exchange system, the internet or in such other manner as may be agreed upon from time to time by the Sponsor and the Trustee, and shall be processed in accordance with fund exchange provisions set forth in the Plan Administration Manual. The Trustee shall not be liable for any loss or expense that arises from a Participant’s exercise or non-exercise of rights under this Section 5 over the assets in the Participant’s accounts. In the event that the Trustee fails to receive a proper direction from the Participant, the assets shall be invested in the investment option set forth for such purpose on Schedule “C”, until the Trustee receives a proper direction.

(d)	Mutual Funds.
On the effective date of this Agreement, in lieu of receiving a printed copy of the prospectus for each Fidelity Mutual Fund selected by the Named Fiduciary as a Plan investment option or short-term investment fund, the Named Fiduciary hereby consents to receiving such documents electronically. Named Fiduciary shall access each prospectus on the internet after receiving notice from the Trustee that a current version is available online at a website maintained by the Trustee or its affiliate. Trustee represents that on the effective date of this Agreement, a current version of each such prospectus is available at http://www.fidelity.com or such successor website as Trustee may notify Named Fiduciary of in writing from time to time. Named Fiduciary represents that it has accessed/will access each such prospectus at http://www.fidelity.com or such successor website as Trustee may notify Named Fiduciary of in writing from time to time as of the effective date of this Agreement. All transactions involving Non-Fidelity Mutual Funds shall be done in accordance with the Operational Guidelines attached hereto as Schedule “E”. Trust investments in Mutual Funds shall be subject to the following limitations:

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(i)	Execution of Purchases and Sales.
Purchases and sales of Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives from the Administrator In Good Order all information, documentation and wire transfer of funds (if applicable), necessary to accurately effect such transactions. Exchanges of Mutual Funds shall be processed in accordance with the fund exchange provisions set forth in the Plan Administration Manual.

(ii)	Voting.
At the time of mailing of notice of each annual or special stockholders’ meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Participant who has shares of such Mutual Fund credited to the Participant’s accounts, together with a voting direction form for return to the Trustee or its designee. The Participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the Participant's accounts (both vested and unvested). The Trustee shall vote the shares as directed by the Participant. The Trustee shall not vote shares for which it has received no directions from the Participant.

During the Participant Recordkeeping Reconciliation Period, the Named Fiduciary shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Mutual Funds in the Trust, including Mutual Fund shares held in any short-term investment fund for liquidity reserve. Following the Participant Recordkeeping Reconciliation Period, the Named Fiduciary shall continue to have the right to direct the Trustee as to the manner in which the Trustee is to vote any Mutual Funds shares held in a short-term investment fund for liquidity reserve. The Trustee shall not vote any Mutual Fund shares for which it has received no directions from the Named Fiduciary.

With respect to all rights other than the right to vote, the Trustee shall follow the directions of the Participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no further duty to solicit directions from Participants or the Named Fiduciary.

(e)	Sponsor Stock.
Trust investments in Sponsor Stock shall be made via the Stock Fund. Investments in the Stock Fund shall consist primarily of shares of Sponsor Stock. The Stock Fund shall also include cash or short-term liquid investments, in accordance with this paragraph, in amounts designed to satisfy daily Participant exchange or withdrawal requests. Such holdings will include Colchester Street Trust: Money Market Portfolio: Class I or such other Mutual Fund or commingled money market pool as agreed to in writing by the Sponsor

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and Trustee. The Named Fiduciary shall, after consultation with the Trustee, establish and communicate to the Trustee in writing a target percentage for such short-term liquid investments. Subject to its ability to execute open-market trades in
Sponsor Stock or to otherwise trade with the Sponsor, the Trustee shall be responsible for ensuring that the short-term investments held in the Stock Fund fall within the agreed-upon range over time. Each Participant’s proportional interest in the Stock Fund shall be measured in units of participation, rather than shares of Sponsor Stock. Such units shall represent a proportionate interest in all of the assets of the Stock Fund, which includes shares of Sponsor Stock, short-term investments and at times, receivables and payables (such as receivables and payables arising out of unsettled stock trades). The Trustee shall determine a NAV for each unit outstanding of the Stock Fund. Valuation of the Stock Fund shall be based upon: (a) the Closing Price or, if not available, (b) the price determined in good faith by the Trustee. The NAV shall be adjusted for gains or losses realized on sales of Sponsor Stock, appreciation or depreciation in the value of those shares owned, and interest on the short-term investments held by the Stock Fund, payables and receivables for pending stock trades, receivables for dividends not yet distributed, and payables for other expenses of the Stock Fund, including principal obligations, if any, and expenses that, pursuant to Sponsor direction, the Trustee accrues or pays from the Stock Fund. Dividends on shares of Sponsor Stock held in the Stock Fund shall be: (A) paid to Participants in cash; or (B) retained by the Trustee in the Stock Fund and used to allocate additional units of such fund to the accounts of Participants who have elected to have dividends reinvested.

In the absence of valid Participant direction to the contrary, the Named Fiduciary directs the Trustee to retain the dividend in the Stock Fund and use any dividend to allocate additional units of such fund to the accounts of affected Participants. The Trustee shall pay out or reinvest the dividend in accordance with Schedule “H”, attached hereto.

(i)	Acquisition Limit.

Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions in accordance with this Agreement. The Sponsor shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.

(ii)	Fiduciary Duty.
(A)    The Named Fiduciary shall continually monitor the suitability of acquiring and holding Sponsor Stock under the fiduciary duty rules of section 404(a) of ERISA (as modified by section 404(a)(2) of ERISA). The Trustee shall not be liable for any loss or expense which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of this Agreement, except to the extent under section 403(a)(1) of ERISA.

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(iii)	Purchases and Sales of Sponsor Stock.
Unless otherwise directed by the Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Sponsor Stock.

(A)    Open Market Purchases and Sales. Purchases and sales of Sponsor Stock shall be made on the open market in accordance with the Trustee’s standard trading guidelines, as they may be amended by the Trustee from time to time, as necessary to honor exchange and withdrawal activity and to maintain the target cash percentage and drift allowance for the Stock Fund, provided that:

(1)    If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

(2)    If the Trustee is prohibited by the SEC, the NYSE or principal exchange on which the Sponsor Stock is traded, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day, then, under the circumstances set forth in either (1) or (2), the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible.

(B)    Purchases and Sales from or to Sponsor. If directed by the Sponsor in writing prior to the trading date, the Trustee may purchase or sell Sponsor Stock from or to the Sponsor if the purchase or sale is for adequate consideration (within the meaning of section 3(18) of ERISA) and no commission is charged. If Sponsor contributions (employer) or contributions made by the Sponsor on behalf of the Participants (employee) under the Plan are to be invested in Sponsor Stock, the Sponsor may transfer Sponsor Stock in lieu of cash to the Trust.
(C)    Use of Brokers. The Named Fiduciary hereby directs the Trustee to use such non-affiliated brokers as the Trustee deems appropriate to provide brokerage services in connection with any purchase or sale of Sponsor Stock in accordance with directions from Participants. Commissions on the sale of Sponsor Stock shall be charged back to the Stock Fund.

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(iv)	Execution of Purchases and Sales of Units.

Unless otherwise directed in writing pursuant to directions that the Trustee can administratively implement, purchases and sales of units shall be made as follows:

(A)    Subject to subparagraphs (B) and (C) below, purchases and sales of units in the Stock Fund (other than for exchanges) shall be made on the date on which the Trustee receives from the Administrator In Good Order all information, documentation, and wire transfers of funds (if applicable), necessary to accurately effect such transactions. Exchange transaction requests received before the close of the market (generally 4:00 p.m. (ET)) on any Business Day will receive that day’s trade date if Available Liquidity is sufficient to honor the trade after Specified Hierarchy rules are applied. Requests received after the close of the market on any Business Day (or on any day other than a Business Day) will be processed on a next Business Day basis, subject to Available Liquidity for such day after application of Specified Hierarchy rules.

(B)    Aggregate sales of units in the Stock Fund on any day shall be limited to the Stock Fund’s Available Liquidity for that day. In the event that the requested sales exceed the Available Liquidity, then transactions shall be processed giving precedence to distributions, loans and withdrawals, and otherwise on a FIFO basis, as provided in Schedule “G”(the “Specified Hierarchy”). So long as the Stock Fund is open for such transactions, sales of units that are requested but not processed on a given day due to insufficient Available Liquidity shall be suspended until Available Liquidity is sufficient to honor such transactions in accordance with the Specified Hierarchy.

(C)    The Trustee shall close the Stock Fund to sales or purchases of units, as applicable, on any date on which trading in the Sponsor Stock has been suspended or substantial purchase or sale orders are outstanding and cannot be executed.

(v)	Securities Law Reports.
The Named Fiduciary shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Trustee shall provide to the Named Fiduciary such information on the Trust’s ownership of Sponsor Stock as the Named Fiduciary may reasonably request in order to comply with Federal or state securities laws.

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(vi)	Voting and Tender Offers.
Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting and tendering of Sponsor Stock. The Sponsor shall pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Sponsor Stock. The Trustee, after consultation with the Sponsor, shall promptly and timely prepare the necessary documents associated with the voting and tendering of Sponsor Stock.

(A)    Voting.

(1)    When the issuer of Sponsor Stock prepares for any annual or special meeting, the Sponsor shall notify the Trustee at least thirty (30) days in advance of the intended record date and shall cause a copy of all proxy solicitation materials to be sent to the Trustee. If requested by the Trustee, the Sponsor shall certify to the Trustee that the aforementioned materials represent the same information that is distributed to shareholders of Sponsor Stock. Based on these materials the Trustee shall prepare a voting instruction form and shall provide a copy of all proxy solicitation materials to be sent to each Participant with an interest in Sponsor Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee. The form shall show the proportional interest in the number of full and fractional shares of Sponsor Stock credited to the Participant's accounts held in the Stock Fund.
(2)    Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Sponsor

Stock reflecting such Participant’s proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the voting of Sponsor Stock shall be communicated in writing, or by such other means as is agreed upon by the Trustee and the Sponsor. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder. Upon its receipt of the directions, the Trustee shall vote the shares of Sponsor Stock reflecting the Participant’s proportional interest in the Stock Fund as directed by the Participant. The Plan Sponsor may appoint an independent fiduciary to direct the Trustee regarding how to vote shares of Sponsor Stock reflecting a Participant’s proportional interest in the Stock Fund for which it has received no direction from the Participant. The Plan Sponsor shall advise the Trustee in writing of the identity of the independent fiduciary if one has been appointed. The Trustee shall have no affirmative obligation to seek direction from the independent fiduciary. Except as otherwise required by law, absent timely direction from an independent fiduciary identified by the Sponsor, the Trustee shall not vote shares of Sponsor Stock reflecting a Participant’s proportional interest in the Stock Fund for which it has received no direction from the Participant.

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(3)    Except as otherwise required by law, the Trustee shall vote that number of shares of Sponsor Stock not credited to Participants’ accounts, if any, in the same proportion on each issue as it votes those shares credited to Participants’ accounts for which it received voting directions from Participants.

(B)    Tender Offers.

(1)    Upon commencement of a tender offer for any securities held in the Trust that are Sponsor Stock, the Sponsor shall timely notify the Trustee in advance of the intended tender date and shall cause a copy of all materials to be sent to the Trustee. The Sponsor shall certify to the Trustee that the aforementioned materials represent the same information distributed to shareholders of Sponsor Stock. Based on these materials and after consultation with the Sponsor the Trustee shall prepare a tender instruction form and shall provide a copy of all tender materials to be sent to each Participant with an interest in the Stock Fund, together with the foregoing tender instruction form, to be returned to the Trustee or its designee. The tender instruction form shall show the number of full and fractional shares of Sponsor Stock that reflect the Participants proportional interest in the Stock Fund (both vested and unvested).

(2)    Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Sponsor Stock reflecting such Participant’s proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the tender of Sponsor Stock shall be communicated in writing, or by such other means as is agreed upon by the Trustee and the Sponsor. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee's services hereunder. The Trustee shall tender or not tender shares of Sponsor Stock as directed by the Participant. Except as otherwise required by law, the Trustee shall not tender shares of Sponsor Stock reflecting a Participant's proportional interest in the Stock Fund for which it has received no direction from the Participant.

(3)    Except as otherwise required by law, the Trustee shall tender that number of shares of Sponsor Stock not credited to Participants’ accounts, if any, in the same proportion as the total number of shares of Sponsor Stock credited to Participants’ accounts for which it has received instructions from Participants.

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(4)    A Participant who has directed the Trustee to tender some or all of the shares of Sponsor Stock reflecting the Participant’s proportional interest in the Stock Fund may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares reflecting the Participant’s proportional interest, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. Prior to the withdrawal deadline, if any shares of Sponsor Stock not credited to Participants’ accounts have been tendered, the Trustee shall redetermine the number of shares of Sponsor Stock that would be tendered under Section 5(e)(vi)(B)(3) if the date of the foregoing withdrawal were the date of determination, and withdraw from the tender offer the number of shares of Sponsor Stock not credited to Participants’ accounts necessary to reduce the amount of tendered Sponsor Stock not credited to Participants' accounts to the amount so redetermined. A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee prior to the deadline.

(5)    A direction by a Participant to the Trustee to tender shares of Sponsor Stock reflecting the Participant’s proportional interest in the Stock Fund shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each proportional interest of the Participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Sponsor Stock tendered from that interest. Pending receipt of directions (through the Administrator) from the Participant or the Named Fiduciary, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the investment option described in Schedule “C”.

(vii)	General.
With respect to all shareholder rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock, the Trustee shall follow the procedures set forth in subsection (A), above.

(viii)	Conversion.
All provisions in this Section 5(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.

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(f)	Participant Loans.
Loans shall be processed and administered in accordance with the Plan Administration Manual. The Administrator shall act as the Trustee's agent with regard to Loans and as such shall (i) separately account for repayments of such loans and clearly identify such assets as Plan assets; and (ii) collect and remit all principal and interest payments to the Trustee. To the extent that the Participant is required to submit loan documentation to the Administrator for approval prior to the issuance of a loan, the Administrator shall also be responsible for (i) holding physical custody of and keeping safe the notes and other loan documents; and (ii) canceling and surrendering the notes and other loan documentation when a loan has been paid in full.

To facilitate recordkeeping, the Trustee may destroy the original of any proceeds check (including the promissory note) made in connection with a loan to a Participant under the Plan, provided that the Trustee or its agent first creates a duplicate by a photographic or optical scanning or other process yielding a reasonable facsimile of the proceeds check (including the promissory note) and the Participant's signature thereon, which duplicate may be reduced or enlarged in size from the actual size of the original.

(g)	Stable Value Investments.
Stable value investments in the Trust shall be subject to the following limitations:

(i)	Collective Investment Funds Managed by the Trustee.
To the extent that the Named Fiduciary selects as an investment option the Managed Income Portfolio II of the Group Trust, the Sponsor hereby (A) acknowledges that it has received from the Trustee a copy of the Group Trust, the Participation Agreement and the Declaration of Separate Fund for the Managed Income Portfolio II, and (B) adopts the terms of the Group Trust, the Participation Agreement and the Declaration of Separate Fund as part of this Agreement.

(h)	Trustee Powers.
The Trustee shall have the following powers and authority:

(i)    Subject to paragraphs (b) and (c) of this Section 5, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

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(ii)    To cause any securities or other property held as part of the Trust to be registered in the Trustee’s own name, in the name of one or more of its nominees, or in the Trustee’s account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.
(iii)    To keep that portion of the Trust in cash or cash balances as the Named Fiduciary or Administrator may, from time to time, deem to be in the best interest of the Trust.

(iv)    To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

(v)    To the extent a unitized option is included in the Plan, to borrow funds from a bank not affiliated with the Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion; provided that the cost of such borrowing shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity. The Sponsor acknowledges that it has received the disclosure on the Trustee’s line of credit program and credit allocation policy and a copy of the text of Prohibited Transaction Exemption 2002-55 prior to executing this Agreement if applicable.

(vi)    To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

(vii)    To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

(viii)    To invest all or any part of the assets of the Trust in investment contracts and short term investments (including interest bearing accounts with the Trustee or money market mutual funds advised by affiliates of the Trustee) and in any collective investment trust or group trust, including any collective investment trust or group trust maintained by the Trustee, which then provides for the pooling of the assets of plans described in Section 401(a) and exempt from tax under Section 501(a) of the Code, or any comparable provisions of any future legislation that amends, supplements, or supersedes those sections, provided that such collective investment trust or group trust is exempt from tax under the Code or regulations or rulings issued by the Internal Revenue Service. The provisions of the document governing such collective investment trusts or group trusts, as it may be amended from time to time, shall govern any investment therein and are hereby made a part of this Trust Agreement.

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(ix)    To do all other acts, although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

Section 6.	Recordkeeping and Administrative Services to Be Performed.

(a)	General.
The Trustee shall perform those recordkeeping and administrative functions described in Schedule “A” attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator's written directions regarding the Plan’s provisions, guidelines and interpretations.

(b)	Accounts.
The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of each Reporting Date. Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date. The Administrator shall use all reasonable efforts to bring to the Trustee’s attention, as soon as possible, any concerns or objections it may have relating to the accounts. Notwithstanding the previous sentence, and except as otherwise required under ERISA, upon the expiration of six (6) months from the date of filing such account or from the filing of the Form 5500, the Trustee shall have no liability or further accountability to the Administrator with respect to the propriety of its acts or transactions shown in such account (or any Participant-level report provided to a Participant), except with respect to such acts or transactions as to which a written objection shall have been filed with the Trustee within such six (6) month period.

(c)	Inspection and Audit.
Prior to the termination of this Agreement, all records generated by the Trustee in accordance with paragraphs (a) and (b), above, shall be open to inspection and audit by the Administrator or any persons designated by the Administrator, during the Trustee’s regular business hours. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Sponsor, at no expense to the Sponsor, in the format regularly provided to the Sponsor, a statement of each Participant’s accounts as of the resignation, removal, or termination, and the Trustee shall provide to the Sponsor or the Plan's new recordkeeper such further records as may be reasonably requested, at the Sponsor’s expense.

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(d)	Notice of Plan Amendment.
The Trustee’s provision of the recordkeeping and administrative services set forth in this Section 6 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment’s adoption and on the Administrator providing the Trustee, on a timely basis, with all the information the Trustee deems necessary for it to perform the recordkeeping and administrative services set forth herein, and such other information as the Trustee may reasonably request.

(e)	Returns, Reports and Information.
Except as set forth on Schedule “A”, the Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings. The Administrator shall also be responsible for making any disclosures to Participants required by law, except such disclosure as may be required under federal or state truth-in-lending laws with regard to Participant loans, which shall be provided by the Trustee or the Administrator, as applicable.

Section 7.	Compensation and Expenses.

Sponsor shall pay to Trustee, within thirty (30) days of receipt of the Trustee’s bill, the fees for services in accordance with Schedule “B”. Fees for services are specifically outlined in Schedule “B” and are based on all of the assumptions identified therein. The Trustee shall maintain its fees for three years; provided, however, in the event that the Plan characteristics referenced in the assumptions outlined in Schedule “B” change significantly by either falling below or exceeding current or projected levels, such fees may be subject to revision, upon mutual renegotiation. To reflect increased operating costs, Trustee may once each calendar year, but not prior to July 3, 2009, amend Schedule “B” without the Sponsor’s consent upon six months prior notice to the Sponsor.

All reasonable expenses of plan administration as shown on Schedule “B” attached hereto, as amended from time to time, shall be a charge against and paid from the appropriate Participants’ accounts, except to the extent such amounts are paid by the Sponsor in a timely manner.

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All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, and any other reasonable expenses of Plan administration as determined and directed by the Administrator, shall be a charge against and paid from the appropriate Participants’ accounts.

Section 8.	Directions and Indemnification.

(a)	Identity of Administrator and Named Fiduciary.
The Trustee shall be fully protected in relying on the fact that the Named Fiduciary and the Administrator under the Plan are the individuals or entities named as such above, or such other individuals or persons as the Sponsor may notify the Trustee in writing.

(b)	Directions from Administrator.
Whenever the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss or expense arising from the direction (i) if the direction is contained in a writing provided by any individual whose name has been submitted (and not withdrawn) in writing to the Trustee by the Administrator, unless it is clear on the direction’s face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of Section 404(a) of ERISA or would be contrary to the terms of this Agreement. The Trustee may rely without further duty of inquiry on the authority of any such individual to provide direction to the Trustee on behalf of the Administrator.

For purposes of this Section, such direction may also be made via EDT, facsimile or such other secure electronic means in accordance with procedures agreed to by the Administrator and the Trustee and, in any such case, the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Administrator.

(c)	Directions from Named Fiduciary.
Whenever the Named Fiduciary or Sponsor provides a direction to the Trustee, the Trustee shall not be liable for any loss or expense arising from the direction (i) if the direction is contained in a writing provided by any individual whose name has been submitted (and not withdrawn) in writing to the Trustee by the Named Fiduciary, unless it is clear on the direction’s face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of Section 404(a) of ERISA or would be contrary to the terms of this Agreement, the Plan, or section 403(a)(1) of ERISA. Except as per section 403(a)(1) of ERISA, the Trustee may rely without further duty of inquiry on the authority of any such individual to provide direction to the Trustee on behalf of the Named Fiduciary.

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For purposes of this Section, such direction may also be made via EDT, facsimile, or such other secure electronic means in accordance with procedures agreed to by the Named Fiduciary and the Trustee and, in any such case, the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Named Fiduciary.

(d)	Co-Fiduciary Liability.
In any other case, the Trustee shall not be liable for any loss or expense arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA.

(e)	Indemnification.
The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, Losses, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all Losses arising solely from the Trustee’s negligence, bad faith, or material breach.

The Trustee shall also indemnify the Sponsor against, and hold the Sponsor harmless from, any and all Losses that may be incurred by, imposed upon, or asserted against the Sponsor by reason of any claim, regulatory proceeding, or litigation arising from Trustee’s negligence, bad faith, or material breach.

The Trustee shall also indemnify the Sponsor against and hold the Sponsor harmless from any and all such Losses that may be incurred by, imposed upon, or asserted against the Sponsor solely as a result of i) any defects in the investment methodology embodied in the target asset allocation or model portfolio provided through Portfolio Review, except to the extent that any such loss, damage, penalty, liability, cost or expense arises from information provided by the Participant, the Sponsor or third parties; or ii) any prohibited transactions resulting from the provision of Portfolio Review by the Trustee.

For purpose of this Section 8(e), any reference to the Sponsor and the Trustee shall be deemed to include their respective directors, employees, officers, agents, attorneys, affiliates, subsidiaries, subcontractors, carriers and vendors.

(f)	Survival.
The provisions of this Section 8 shall survive the termination of this Agreement.

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Section 9.	Resignation or Removal of Trustee and Termination.

(a)	Resignation and Removal.
The Trustee may resign at any time in accordance with the notice provisions set forth below. The Sponsor may remove the Trustee at any time in accordance with the notice provisions set forth below.

(b)	Termination.
This Agreement may be terminated in full, or with respect to only a portion of the Plan (i.e., a “partial deconversion”) at any time by the Sponsor upon prior written notice to the Trustee in accordance with the notice provisions set forth below.

(c)	Notice Period.
In the event either party desires to terminate this Agreement or any Services hereunder, the party shall provide at least one-hundred and eighty (180) days prior written notice of the termination date to the other party; provided, however, that the receiving party may agree, in writing, to a shorter notice period.

(d)	Transition Assistance.
In the event of termination of this Agreement, if requested by Sponsor, the Trustee shall assist the Sponsor in developing a plan for the orderly transition of the Plan data, cash and assets then constituting the Trust and services provided by the Trustee hereunder to the Sponsor or its designee. The Trustee shall provide such assistance for a period not extending beyond sixty (60) days from the termination date of this Agreement. The Trustee shall provide to the Sponsor, or to any person designated by the Sponsor, at a mutually agreeable time, one file of the Plan data prepared and maintained by the Trustee in the ordinary course of business, in the Trustee’s format. The Trustee may provide other or additional transition assistance as mutually determined for additional fees, which shall be due and payable by the Sponsor prior to any termination of this Agreement.

(e)	Failure to Appoint Successor.
If, by the termination date, the Sponsor has not notified the Trustee in writing as to the individual or entity to which the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements.

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Section 10.	Successor Trustee.

(a)	Appointment.
If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

(b)	Acceptance.
As of the date the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee, except as may be required to evidence such transition. The predecessor trustee shall execute all instruments and do all acts that may be reasonably necessary and requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

(c)	Corporate Action.
Any successor to the Trustee or successor trustee, either through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction of either the Trustee or successor trustee, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 11.	Resignation, Removal, and Termination Notices.

All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Corporate Benefits Director, One South Main Street, Suite 600, Salt Lake City, Utah, 84111, and to the Trustee c/o FESCo Business Compliance, Contracts Administration, 82 Devonshire Street, MM3H, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

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Section 12.	Duration.

This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 13.	Amendment or Modification.

This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. The individuals authorized to sign such instrument shall be those authorized by the Sponsor.

Section 14.	Electronic Services.

(a)    The Trustee may provide communications and Electronic Services via electronic media, including, but not limited to NetBenefits, eWorkplace and Fidelity Plan Sponsor WebStation. The Sponsor agrees to use such Electronic Services only in the course of reasonable administration of or participation in the Plan and to keep confidential and not alter, publish, copy, broadcast, retransmit, reproduce, frame-in, link to, commercially exploit or otherwise redisseminate the Electronic Services, any content associated therewith, or any portion thereof (including, without limitation, any trademarks and service marks associated therewith), without the written consent of the Trustee. Notwithstanding the foregoing, the Trustee acknowledges that certain Electronic Services may, by their nature, be intended for non-commercial, personal use by Participants or their beneficiaries, with respect to their participation in the Plan, or for their other retirement or employee benefit planning purposes, and certain content may be intended or permitted to be modified by the Sponsor in connection with the administration of the Plan. In such cases, the Trustee will notify the Sponsor of such fact, and any requirements or guidelines associated with such usage or modification no later than the time of initial delivery of such Electronic Services. To the extent permission is granted to make Electronic Services available to administrative personnel designated by the Sponsor, it shall be the responsibility of the Sponsor to keep the Trustee informed as to which of the Sponsor personnel are authorized to have such access. Except to the extent otherwise specifically agreed by the parties, the Trustee reserves the right, upon notice when reasonably feasible, to modify or discontinue Electronic Services, or any portion thereof, at any time.

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(b)    Without limiting the responsibilities of the Trustee or the rights of the Sponsor stated elsewhere in this Agreement, Electronic Services shall be provided to the Sponsor without acceptance of legal liability related to or arising out of the electronic nature of the delivery or provision of such Services, provided, however, the Trustee shall defend, indemnify and hold the Sponsor harmless from any claims brought by third parties based upon infringement of any patent, copyright, trademark, trade secret or other proprietary right in connection with the Electronic Services furnished under the Agreement. The Sponsor shall promptly notify the Trustee in writing of any such claim. The Sponsor shall give reasonable assistance to the Trustee in defense of any claim, at the Trustee’s expense. The Trustee shall have sole control of the defense of any such claim. To the extent that any Electronic Services utilize Internet services to transport data or communications, the Trustee will take, and the Sponsor agrees to follow, reasonable security precautions. However, the Trustee disclaims any liability for interception of any such data or communications. The Trustee reserves the right not to accept data or communications transmitted electronically or via electronic media by the Sponsor or a third party if it determines that the method of delivery does not provide adequate data security, or if it is not administratively feasible for the Trustee to use the data security provided. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of Internet or network services, or any other service required for electronic communication, nor does the Trustee make any warranties, express or implied, and specifically disclaims all warranties of merchantability, fitness for a particular purpose, or non-infringement. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the Electronic Services made in violation of this Agreement.

(c)    The Sponsor acknowledges that certain web sites through which the Electronic Services are accessed may be protected by passwords or require a login and the Sponsor agrees that neither the Sponsor nor, where applicable, Participants, will obtain or attempt to obtain unauthorized access to such Services or to any other protected materials or information, through any means not intentionally made available by the Trustee for the specific use of the Sponsor. To the extent that a PIN is necessary for access to the Electronic Services, the Sponsor and/or its Participants, as the case may be, are solely responsible for all activities that occur in connection with such PINs.

(d)    The Trustee will provide to Participants the FullViewSM service via NetBenefits, through which Participants may elect to consolidate and manage any retirement account information available through NetBenefits as well as External Account Information. To the extent not provided by the Trustee or its affiliates, the data aggregation service will be provided by Yodlee.com, Inc. or such other independent provider as the Trustee may select, pursuant to a contract that requires the provider to take appropriate

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steps to protect the privacy and confidentiality of information furnished by users of the service. The Sponsor acknowledges that Participants who elect to use FullViewSM must provide passwords and PINs to the provider of data aggregation services. The Trustee will use External Account Information to furnish and support FullViewSM or other services provided pursuant to this Agreement, and as otherwise directed by the Participant. The Trustee will not furnish External Account Information to any third party, except pursuant to subpoena or other applicable law. The Sponsor agrees that the information accumulated through FullViewSM shall not be made available to the Sponsor, provided, however, that the Trustee shall provide to the Sponsor, upon request, aggregate usage data that contains no personally identifiable information.

(e)    The Trustee will use best efforts to maintain security and confidentiality of all data retained on electronic systems.

Section 15.	Assignment.

This Agreement, and any of its rights and obligations hereunder, may not be assigned by any party without the prior written consent of the other party(ies), and such consent may be withheld in any party’s sole discretion. Notwithstanding the foregoing, Trustee may assign this Agreement in whole or in part, and any of its rights and obligations hereunder, to a subsidiary or affiliate of Trustee without consent of the Sponsor. All provisions in this Agreement shall extend to and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 16.	Force Majeure.

No party shall be deemed in default of this Agreement to the extent that any delay or failure in performance of its obligation(s) results, without its fault or negligence, from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, acts of terrorism, whether actual or threatened, quarantines, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power outages or strikes. This clause shall not excuse any of the parties to the Agreement from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data each of the parties to the Agreement are responsible for maintaining for the Plan.

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Section 17.	Confidentiality.

Both parties to this Agreement recognize that in the course of implementing and providing the services described herein, each party may disclose to the other Confidential Information. All such Confidential Information, individually and collectively, and other proprietary information disclosed by either party shall remain the sole property of the party disclosing the same, and the receiving party shall have no interest or rights with respect thereto if so designated by the disclosing party to the receiving party. Each party agrees to maintain all such Confidential Information in trust and confidence to the same extent that it protects its own proprietary information, and not to disclose such Confidential Information to any third party without the written consent of the other party. Each party further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. In addition, each party agrees not to disclose or make public to anyone, in any manner, the existence or the terms of this Agreement, except as required by law, without the prior written consent of the other party. Notwithstanding the foregoing, Trustee may use Sponsor’s name with Sponsor’s prior consent in a general list of its customers, including any such list compiled for Fidelity Investment’s annual report to shareholders, with Sponsor’s prior consent

Section 18.	General.

(a)	Performance by Trustee, its Agents or Affiliates.
The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee, its agents or affiliates, including but not limited to FIIOC, FBSLLC, or the successor to any of them, and that certain of such services may be provided pursuant to one or more separate contractual agreements or relationships.

(b)	Entire Agreement.
This Agreement, together with the Schedules referenced herein, contains all of the terms agreed upon between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, written or oral, made by the parties with respect to the services.

(c)	Waiver.
No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other obligation hereunder or any subsequent failure or refusal to comply with any other obligation hereunder.

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(d)	Successors and Assigns.
The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

(e)	Partial Invalidity.
If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)	Section Headings.
The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

(g)	Communications.

(g)	Content
The Sponsor shall provide all information requested by the Trustee to help it prepare Participant communications necessary to allow the Trustee to meet its obligations under this Agreement. The Sponsor represents that Participant communications prepared by the Sponsor will include any information required by applicable regulations to afford Plan fiduciaries protection under ERISA §404(c). The Trustee shall have no responsibility or liability for any Losses resulting from the use of information provided by or from communications prepared by the Sponsor.

(ii)	Delivery
In the event that the Sponsor retains any responsibility for delivering Participant communications to some or all Participants and beneficiaries, the Sponsor agrees to furnish the communications to such Participants in a timely manner as determined under applicable law (including ERISA §404(c) and the Sarbanes-Oxley Act requirements for “blackout” notices). The Sponsor also represents that such communications will be delivered to such Participants and beneficiaries in a manner permitted by applicable law, including electronic delivery that is consistent with applicable regulations regarding electronic transmission (for example, DOL Regulation §2520.104b-1). The Trustee and its affiliates shall have no responsibility or liability for any Losses resulting from the failure of the Sponsor to furnish any such communications in a manner which is timely and consistent with applicable law.

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The provisions of this Agreement shall apply to all information provided and all Participant communications prepared and delivered by the Sponsor or the Trustee during the implementation period prior to the execution date of this Agreement and throughout the term set forth in this Agreement.

(h.)	Survival.

Trustee’s and Sponsor’s respective obligations under this Agreement, which by their nature would continue beyond the termination of this Agreement, including but not limited to those contained in Sections 6(c), 8(e), 17, and 19, shall survive any termination of the Agreement.

(i.)	Merger.

The Trustee possesses the specific authority to, at the direction of the Sponsor, execute any instrument necessary to effect Plan asset transfers with trustees of other trusts exempt from tax under Code §501(a) and which are part of retirement plans described in Code §401(a) whether or not sponsored by the Sponsor and to accept the direct transfer of Plan assets, or to transfer Plan assets, as a party to any such agreement, provided that the Trustee shall not be obligated to receive any direct transfer unless prior thereto or coincident therewith, as the Trustee may specify to the Sponsor in writing, the Trustee has received such reconciliation, allocation, investment or other information concerning, or such direction, contribution or representation with respect to, the contribution or transfer or the source thereof as the Trustee may require.

This Trust may be merged or consolidated with, or its assets or liabilities may be transferred to, any other trust only if the benefits which would be received by each Participant in the Plan, in the event of a termination of the Plan immediately after such merger, consolidation or transfer, are at least equal to the benefits the Participant would have received if the Plan had terminated immediately before the merger, consolidation or transfer.

The Trustee may accept a direct transfer of assets on behalf of an individual Participant only if first authorized by the Plan Administrator. In the event of a direct transfer the Trustee shall hold, administer and distribute transferred assets as a part of the Trust Fund for the benefit of the Participant on whose behalf the Trustee has accepted the transfer in a manner sufficient to reflect the value of the transferred assets.

Fidelity Confidential	30

Section 19.	Use of Data.

In order to fulfill its obligations under this Agreement, the Trustee may receive personal data, including but not limited to, compensation, benefits, tax, marital/family status and other similar information, about Participants (“Personal Data”). With respect to Personal Data it receives, the Trustee agrees to (i) safeguard Personal Data in accordance with its privacy policy, and (ii) exercise the same standard of care in safeguarding such Personal Data that it uses to protect the personal data of its own employees. Notwithstanding the foregoing, the Sponsor may monitor the Trustee’s interactions with Participants and the Sponsor authorizes the Trustee to permit third-party prospects of the Trustee to monitor Participants’ interactions for the purpose of evaluating Trustee’s services.

Section 20.	Governing Law.

(a)	Massachusetts Law Controls.
This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under section 514 of ERISA.

(b)	Trust Agreement Controls.

The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the trust provisions of this Agreement, the trust provisions of this Agreement shall control.

Section 21.	Plan Qualification.

The Plan is intended to be qualified under section 401(a) of the Code and the Trust established hereunder is intended to be tax-exempt under section 501(a) of the Code. The Sponsor represents that to the extent Participants are able to instruct the investment of their account, the Plan is intended to constitute a plan described in section 404(c) of ERISA and Title 29 of the Code of Federal Regulations Section 2550.404c-1. A confirmation of the Plan’s current qualified status is attached hereto as
Schedule “D,” and the Sponsor shall provide proof of the Plan’s continued qualification upon request by the Trustee. The Sponsor has the sole responsibility for ensuring the Plan’s qualified status and full compliance with the applicable requirements of ERISA. The Sponsor hereby certifies that it has furnished to the Trustee a complete copy of the Plan and all amendments thereto in effect as of the date of this Agreement.

Fidelity Confidential	31
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this Agreement on behalf of the respective parties. Each party may rely without duty of inquiry on the foregoing representation.

ZIONS BANCORPORATION

By:	/s/ Diana M. Andersen
Authorized Signatory
Name:	Diana M. Andersen
Title:	SVP & Director of Corporate Benefits

FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Stephanie Sheehan
Authorized Signatory
Name:	Stephanie Sheehan
Date:	8/14/2006

Fidelity Confidential	32

SCHEDULES

Schedule “A” – Administrative Services

Administration

*	Establishment and maintenance of Participant account and election percentages.

*	Maintenance of the Plan investment options set forth on Schedule “C.”

*	Maintenance of the money classifications set forth in the Plan Administration Manual.

*
The Trustee will provide the recordkeeping and administrative services set forth on this Schedule “A” or as otherwise agreed to in writing (or by means of a secure electronic medium) between Sponsor and Trustee. The Trustee may unilaterally add or enhance services, provided such addition or enhancement is made globally across the Trustee’s client base and provided there is no impact on fees set forth in Schedule “B.”

A)	Participant Services

1	Participant service representatives are available each Business Day at the times set forth in the Plan Administration Manual via toll free telephone service for Participant inquiries and transactions.

2	Through the automated voice response system and on-line account access via the world wide web, Participants also have virtually 24 hour account inquiry and transaction capabilities.

3
For security purposes, all calls are recorded. In addition, several levels of security are available including the verification of a PIN or such other personal identifier as may be agreed to from time to time by the Sponsor and the Trustee.

4
The following services are available via the telephone or such other electronic means as may be agreed upon from time to time by the Sponsor and the Trustee and will be provided as soon as administratively feasible or within such other timeline as may be agreed upon in writing between the Sponsor and Trustee:

•	Process Participant enrollments, in accordance with the procedures set forth in the Plan Administration Manual.

•	Provide Plan investment option information consisting of, but not limited, to prospectus and performance summaries.

•	Provide and maintain information and explanations about Plan provisions.

•	Respond to and provide requests for literature.

Fidelity Confidential	33

•
Allow Participants to change their contribution election percentage(s) and establish/change catch-up contributions, if applicable. Provide updates via PSW, in mutually agree upon format, for the Sponsor to apply to its payrolls accordingly.

•	Maintain and process changes to Participants’ contribution allocations for all money sources.

•	Process exchanges (transfers) between investment options on a daily basis, in accordance with the procedures set forth in the Plan Administration Manual.

•	Process in-service withdrawals, hardship withdrawals, and full distributions, in accordance with the procedures set forth in the Plan Administration Manual.

•
Consult with Participants on various loan scenarios and process loan requests (including loans for the purchase of a primary residence, if applicable), in accordance with procedures set forth in the Plan Administration Manual.

B)	Plan Accounting

1
Process consolidated payroll contributions according to the Sponsor’s payroll frequency via EDT, consolidated magnetic tape or diskette. The data format will be provided by Trustee via EDT, PSW, or as otherwise agreed upon in writing. If there is a change in data format, the Trustee will provide reasonably advanced notification to Sponsor.

2	Maintain and update employee data necessary to support Plan administration. The data will be submitted according to payroll frequency.

3	Provide daily Plan and Participant level accounting for all Plan investment options.

4	Provide daily Plan and Participant level accounting for all money classifications for the Plan.

5	Audit and reconcile the Plan and Participant accounts daily.

6
Reconcile and process Participant withdrawal requests and distributions, in accordance with the procedures set forth in the Plan Administration Manual. All requests are paid based on the current market values of Participants’ accounts, not advanced or estimated values. A distribution report will accompany each check.

7
Track individual Participant loans; process loan withdrawals; re-invest loan repayments; and prepare and deliver comprehensive reports to the Sponsor to assist in the administration of Participant loans.

8	Maintain and process changes to Participants’ deferral percentage and prospective and existing investment mix elections.

C)	Participant Reporting

1
Provide confirmation to Participants of all Participant initiated transactions either online or via the mail, as selected by the Participant. Online confirms are generated upon submission of a transaction and mail confirms are available by mail within three to five calendar days of the transaction.

Fidelity Confidential	34

2	Provide Participant statements in accordance with the procedures set forth in the Plan Administration Manual.

3	Timely provide Participants with required Code Section 402(f) notification for distributions from the Plan. This notice advises Participants of the tax consequences of their Plan distributions.

4
Provide Participants with required Code Section 411(a)(11) notification for distributions from the Plan. This notice advises Participants of the normal and optional forms of payment of their Plan distributions.

D)	Plan Reporting

1
Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be delivered not later than ten (10) calendar days after the end of each month in the absence of unusual circumstances.

E)	Government Reporting

1	Process year-end tax reports for Participants – Forms 1099-R, as well as preparation of Form 5500 in accordance with the guidelines set forth on Schedule “F”.

F)	Communication & Education Services

1
Design, produce and distribute a customized comprehensive communications program for employees. The program may include multimedia informational materials, investment education and planning materials, access to Fidelity’s homepage on the internet and STAGES magazine. Additional fees for such services may apply as mutually agreed upon between Sponsor and Trustee.

2
Provide Portfolio Review, an internet-based educational service for Participants that generates target asset allocations and model portfolios customized to investment options in the Plan based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee.

G)	Other

1
Non-Discrimination Testing: Perform non-discrimination limitation testing upon request. In order to obtain this service, the client shall be required to provide the information identified in the Fidelity Discrimination Testing Package Guidelines. Any fees and restrictions associated with this testing service shall be addressed in such guidelines.

2
Plan Sponsor Webstation: The Fidelity Participant Recordkeeping System is available on-line to the Sponsor via the Plan Sponsor Webstation. PSW is a graphical, Windows-based application that provides current plan and Participant-level information, including indicative data, account balances, activity and history. The Sponsor agrees that PSW access will not be granted to third parties without the prior consent of the Trustee.

Fidelity Confidential	35

3
Change of Address by Telephone: The Trustee shall allow Participants as directed by the Sponsor and documented in the Plan Administration Manual, to make address changes via Fidelity’s toll-free telephone service.

4
Roll-In Processing. The Trustee shall process the qualification of rollover contributions to the Trust. The procedures for qualifying a rollover are directed by the Sponsor and the Trustee shall accept or deny each rollover based upon the Plan’s written criteria and any written guidelines provided by the Sponsor and documented in the Plan Administration Manual.

Requests that do not meet the specified criteria will be returned to the Participant with further explanation as to why the request cannot be processed. If the Sponsor or the Trustee determine that a request is not a valid rollover, the full amount of the requested rollover will be distributed to the Participant.

5
Minimum Required Distributions: Monitor and process minimum required distribution (“MRD”) amounts as follows: the Trustee shall notify the MRD Participant and, upon notification from the MRD Participant, shall use the MRD Participant’s information to process their distribution. If the MRD Participant has terminated employment and does not respond to the Trustee’s notification, the Sponsor hereby directs the Trustee to automatically begin the required distribution for the MRD Participant.

6
Qualified Domestic Relations Order Processing: The Trustee will provide Qualified Domestic Relations Order support by supplying interested parties with plan and benefit information, suspending payments upon notification that a domestic relations order has been submitted, and executing all administrative action required by that order after it has been qualified by the Administrator.

ZIONS BANCORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Diana M. Andersen	By:	/s/ Stephanie Sheehan 8/14/06
	Authorized Signatory Date		Authorized Signatory Date

Fidelity Confidential	36
Schedule “B” – Fee Schedule

Annual Participant Fee:	$0 per Participant.

Loan Fee:	Establishment fee of $100.00 per loan account.

Minimum Required Distribution:	$25.00 per Participant per MRD Withdrawal.

In-Service Withdrawals:	$20.00 per withdrawal.

Return of Excess Contribution Fee:	$25.00 per Participant, one-time charge per calculation and check generation.

Non-Fidelity Mutual Funds:
Fees paid directly to Fidelity Investments Institutional Operations Company, Inc. (FIIOC) or its affiliates by Non-Fidelity Mutual Fund vendors shall be posted and updated quarterly on Plan Sponsor Webstation at http://psw.fidelity.com or a successor site.

Signature Ready 5500:
The standard fee is waived; provided, however, if all required information is not received until after 5 1/2 months following the Plan’s year-end, there will be a late processing charge of $1,000 per Plan affected. Any revisions requested by the Plan Sponsor after Fidelity has initially prepared and submitted the Form 5500 to the Plan Sponsor will be processed at a rate of $100 per hour.

DRO Qualification:
This service will commence only after Fidelity receives the Service Authorization Agreement executed by a legally authorized representative of the Sponsor. The “standard” Order review fees are as follows: $300 for the review of unaltered Orders generated via Fidelity’s QDRO Center website, or $1,200 for the review of Orders not generated via Fidelity’s QDRO Center website, or for Orders generated via Fidelity’s QDRO Center website but then subsequently altered. A “standard” DRO is an order that references one defined contribution plan only. The fees for “complex” Orders are as follows: $900 for the review of unaltered Orders generated via Fidelity’s QDRO

Fidelity Confidential	37

Center website, or $1,200 for the review of Orders not generated via Fidelity’s QDRO Center website, or for Orders generated via Fidelity’s QDRO Center website but then subsequently altered. A “complex” Order is an Order that references a defined benefit plan or multiple plans (defined benefit and/or defined contribution, in any combination). Any revisions to these fees will be reflected in an updated Service Authorization Agreement for the DRO qualification service which will be provided by the Trustee to the Sponsor for execution.

Dividend Pass-Through Fee:	$4 for each dividend check that is cut.

$3 for each dividend sent via EFT.

This fee is based on the following assumptions, in addition to those set forth in the Note section:

■	Dividends will be distributed quarterly

■	The default option for receiving dividends will be reinvestment into the Stock Fund.

•
Other Fees: separate charges may apply for optional non-discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, or the provision of communications materials in hard copy which are also accessible to participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material. The Administrator may withdraw reasonable administrative fees from the Trust by written direction to Fidelity.

Note: These fees are based on the Plan characteristics, asset configuration, net cash flow, fund selection and number of Participants existing as of the date of this agreement. In the event that one or more of these factors changes significantly, fees may be subject to change after discussion and mutual agreement of the parties. Significant changes in the legal and regulatory environment would also prompt discussion and potential fee changes.

ZIONS BANCORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Diana M. Andersen	By:	/s/ Stephanie Sheehan 8/14/06
	Authorized Signatory Date		Authorized Signatory Date

Fidelity Confidential	38
Schedule “C” – Investment Options

In accordance with Section 5(b), the Named Fiduciary hereby directs the Trustee that Participants' individual accounts may be invested in the following investment options:

•	Fidelity Advisor Diversified International Fund—Class I

•	Fidelity Balanced Fund

•	Fidelity Capital & Income Fund

•	Fidelity Contrafund®

•	Fidelity Freedom 2000 Fund®

•	Fidelity Freedom 2005 Fund®

•	Fidelity Freedom 2010 Fund®

•	Fidelity Freedom 2015 Fund®

•	Fidelity Freedom 2020 Fund®

•	Fidelity Freedom 2025 Fund®

•	Fidelity Freedom 2030 Fund®

•	Fidelity Freedom 2035 Fund®

•	Fidelity Freedom 2040 Fund®

•	Fidelity Freedom Income Fund®

•	Fidelity U.S. Bond Index Fund

•	Managed Income Portfolio II—Class 1

•	AllianceBernstein International Value Fund—Advisor Class

•	American Beacon Large Cap Value Fund—Plan Ahead Class

•	BlackRock International Opportunities Fund—Institutional Class

•	Columbia Acorn USA Fund—Class Z

•	Evergreen Special Values Fund—Institutional Class

•	Janus Mid Cap Value Fund—Investor class

•	Legg Mason Partners Aggressive Growth Fund—Class A

•	Loomis Sayles Bond—Institutional Class

•	Loomis Sayles Global Bond—Institutional Class

•	Morgan Stanley Institutional International Real Estate Portfolio—Class A

•	PIMCO Commodity Real Return Strategy Fund—Institutional Class

•	PIMCO Total Return Fund—Institutional Class

Fidelity Confidential	39

•	Rainier Small/Mid Cap Equity Portfolio—Investor Class

•	Spartan® International Index Fund—Investor Class

•	Spartan® Total Market Index Fund—Investor Class

•	Spartan® U.S. Equity Index Fund—Investor Class

•	T. Rowe Price Emerging Markets Stock Fund

•	Vanguard Mid-Cap Index Fund—Admiral Class

•	Vanguard REIT Index Fund—Admiral Class

•	Vanguard Small-Cap Index Fund—Admiral Class

•	Victory Diversified Stock Fund—Class A

•	Zions Stock Fund (frozen to new investment elections and exchanges in)
The Named Fiduciary hereby directs that the investment option referred to in Section 5(c) and Section 5(e)(vi)(B)(5) shall be Managed Income Portfolio II—Class 1.

ZIONS BANCORPORATION

By:	/s/ Diana M. Andersen
Authorized Signatory Date

Fidelity Confidential	40
Schedule “D” – Statement of Qualified Status

Fidelity Confidential	41
Schedule “E” – Operational Guidelines for Non-Fidelity Mutual Funds

Pricing
By 7:00 p.m. Eastern Time (“ET”) each Business Day, the Non-Fidelity Mutual Fund Vendor (Fund Vendor) will transmit the following information (“Price Information”) to FIIOC: (1) the NAV for each Fund prior to the close of trading on the New York Stock Exchange (“Close of Trading”), (2) the change in each Fund's NAV from the Close of Trading on the prior Business Day, (3) in the case of an income fund or funds, the daily accrual for interest rate factor (“mil rate”), and (4) on ex dividend date, if applicable, dividend and capital gain information. FIIOC must receive Price Information each Business Day. If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the Plan until the relevant Price Information is made available by Fund Vendor.

Trade Activity and Wire Transfers

Each Business Day following Trade Date (“Trade Date plus One”), FIIOC or National Financial Services Corporation LLC (“NFS”), an affiliate of FIIOC, will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds at the Close of Trading on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC or NFS will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the facsimile transmission represents estimated trade activity, FIIOC or NFS shall provide a final facsimile to the Fund Vendor. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.

The Fund Vendor shall send via regular mail to FIIOC or NFS transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC or NFS, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC and NFS agree to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.

For purposes of wire transfers, FIIOC or NFS shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.

Prospectus Delivery

FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports (“Required Materials”) to Participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Participants. FIIOC shall bear the costs of mailing prospectuses to Participants.

Fidelity Confidential	42
Proxies

The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to the Fund Vendor by the third-party vendor.

Participant Communications

The Fund Vendor shall provide internally-prepared fund descriptive information approved by the Funds’ legal counsel for use by FIIOC in its written Participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with Participants and in quarterly Participant statements. The Sponsor hereby consents to FIIOC’s use of such materials and acknowledges that FIIOC is not responsible for the accuracy of such third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.

Compensation

FIIOC shall be entitled to fees as set forth in a separate agreement with the Fund Vendor.

Fidelity Confidential	43
Schedule “F” – Form 5500 Service

Effective for the plan year ending December 31, 2006 and thereafter, the Trustee agrees to provide the Signature Ready Form 5500 Service (the “Service”) and the Summary Annual Report (“SAR”), in accordance with the following:

The Sponsor hereby agrees to:

■	Submit the following required information (“Required Information”) annually:

-	Completed plan questionnaire (“Questionnaire”);

-	Draft or final copy of the audited financial statements; and

-	Copy of the prior year Form 5500 filed with the Department of Labor (DOL) (applicable only if Fidelity did not prepare the plan’s prior year Form 5500)

■
Provide Fidelity with the Required Information, in the format requested by Fidelity, as soon as possible after the plan’s year end – but in no event later than the last day of the 8th month following the plan’s year-end (assuming a filing extension has been requested);

■
Authorize Fidelity to prepare and execute IRS Form 5558 (Application for Extension) on behalf of the Plan Administrator and file Form 5558 with the IRS in order to obtain an extension of the filing deadline in the event that Fidelity has not received a completed plan Questionnaire within five and one-half (5  1/2) months after the plan’s year end;

■	Review, sign and mail the Form 5500 prepared by Fidelity to the DOL in a timely manner;

■	Distribute the SAR to participants and beneficiaries in a timely manner; and

■	Respond to and provide any other information requested by Fidelity, including soliciting any information from the prior recordkeeper, related to the Form 5500.

Fidelity hereby agrees to:

■	Provide the Sponsor with the Questionnaire within one and one-half (1 1/2 ) months after the Plan’s year-end;

■
File Form 5558 to request an extension of time to file Form 5500 if requested by the Plan Sponsor or if the completed Questionnaire is not received from the Sponsor within five and one half (5  1/2 ) months after the Plan’s year end, as specified above;

■
Provide the Sponsor with the Form 5500 at least twenty (20) days prior to the required filing date and SAR at least twenty (20) days prior to the required mailing date, assuming the Plan Sponsor has submitted the Required Information and has met the filing deadlines as outlined in this agreement;

Fidelity Confidential	44

■	Respond to inquiries from the DOL or IRS received by the Sponsor, related to any Form 5500 prepared by Fidelity.

The Plan Sponsor understands that the Form 5500 will be prepared based upon the information provided in the Questionnaire and acknowledges that Fidelity shall have no responsibility for verifying the authenticity or accuracy of the data submitted by the Sponsor on the Questionnaire.

In the event that Fidelity does not receive all Required Information within 8 months after the plan’s year-end, Fidelity will not prepare the Form 5500 and the Sponsor shall be responsible for completing the Form 5500 for filing with the DOL. Fidelity will not be held responsible for any late fees or penalties for incomplete filings caused by it not receiving the Required Information within 8 months after the plan’s year-end.

Fees related to this Service are set out on Schedule “B” to the Agreement to which this schedule is attached. Further, Signature-Ready 5500 service will continue until the Plan Sponsor provides Fidelity with written direction to the contrary.

ZIONS BANCORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Diana M. Andersen	By:	/s/ Stephanie Sheehan 8/14/06
	Authorized Signatory Date		Authorized Signatory Date

Fidelity Confidential	45
Schedule “G” – Available Liquidity Procedures for Unitized Stock Fund

The following procedures shall govern sales of the Sponsor Stock Fund requested for a day on which Available Liquidity is insufficient:

1.
Withdrawals and distributions will be aggregated and placed first in the hierarchy. If Available Liquidity is sufficient for the aggregate of such transactions, all such withdrawals and distributions will be honored. If Available Liquidity is not sufficient for the aggregate of such transactions, then such transactions will be suspended, and no transactions requiring the sale of Sponsor Stock Fund units shall be honored for that day.

2.
If Available Liquidity has not been exhausted by the aggregate of withdrawals and distributions, then all remaining transactions involving a sale of units in the Sponsor Stock Fund (exchanges out) shall be grouped on the basis of when such requests were received, in accordance with standard procedures maintained by the Trustee for such grouping as they may be amended from time to time. To the extent of Available Liquidity, groups of exchanges out of the Sponsor Stock Fund shall be honored, by group, on a FIFO basis. If Available Liquidity is insufficient to honor all exchanges out within a group, then none of the exchanges out in such group shall be honored, and no exchanges out in a later group shall be honored.

3.
Transactions not honored on a particular day due to insufficient Available Liquidity shall be honored, using the hierarchy specified above, on the next Business Day on which there is Available Liquidity.

Fidelity Confidential	46
Schedule “H” – Cash Dividend Operating Procedures

Zions Bancorporation (the Sponsor”) and Fidelity Management Trust Company and Fidelity Investments Institutional Operations Company, Inc. (“Fidelity”) hereby agree that the cash dividend pass-through program with respect to the Zions Bancorp Stock (the “Stock Fund”) shall be administered in accordance with the following procedures.
Definitions:

“Business Day” shall mean any day the New York Stock Exchange is open for business.

“Dividend Payable Date” shall mean the business day Fidelity receives funding for the Stock Fund dividends from the transfer agent.

Procedures:

1.    The Sponsor shall, as soon as practicable, inform Fidelity of the expected dividend dates (record date, ex-dividend date and payment date) and the anticipated amount of the dividend.

2.    Fidelity shall determine the amount of dividends attributable to each participant eligible for the dividend pass-through, and who is invested in the Stock Fund on ex-dividend date, as follows: Fidelity shall calculate the dividend per unit in the Stock Fund by dividing the total dividend received for shares held within the Stock Fund by the total number of units outstanding on ex-dividend date. The amount of dividend attributable to each eligible participant shall be determined by multiplying the dividend per unit by the amount of units held by each eligible participant on ex-dividend date.

3.    On the Dividend Payable Date, the transfer agent shall wire to Fidelity the funding for the dividends paid to the Zions Bancorporation Pay Shelter 401K and Employee Stock Ownership Plan as calculated under Section 2 above.

4.    Each Dividend Payout Date, for eligible participants who have elected to receive their dividends in cash, Fidelity shall begin the processing of participant checks. Participants receiving a dividend of less than $10 and participants failing to make a distribution election will have their dividend reinvested in the Stock Fund.

5.    Fidelity shall issue IRS Form 1099-DIV to participants no later than January 31 of the year following the year in which participants received dividends in cash.

Fidelity Confidential	47